FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. PROVIDES INITIAL GUIDANCE FOR 2012

New York, New York, November 16, 2011:  Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced its initial guidance for 2012 which calls for net sales of $625.0 million and net income attributable to Inter Parfums, Inc. of approximately $35.7 million, or $1.16 per diluted share.  Guidance assumes the dollar remains at current levels.

Jean Madar, Chairman and CEO of Inter Parfums noted, "We are looking for 2012 to be another record year.  We expect sales of certain products launched in 2011 to remain strong, most notably Burberry Body, where the global rollout is continuing.  Wider distribution of the very successful Jimmy Choo signature fragrance and Montblanc Legend is also planned.  As previously reported, we will be taking over the legacy fragrances under the Balmain and Anna Sui brands starting in 2012, while for Boucheron fragrances, the distribution and sale of legacy products should also begin in earnest in 2012.  We are also planning further development of all of our brands in U.S. and Asian markets driven by Interparfums Luxury Brands and Interparfums Singapore."

He continued, "We also have several new product launches in the works.  For our European-based operations, in 2012, we have our first Montblanc fragrance for women and a new women's scent for Lanvin in the new product pipeline.  For U.S.-based operations, our first fragrance for Nine West called Love Fury is launching in the first quarter.  There are also several new products and extensions in the works for the Gap, Banana Republic and bebe brands."

Mr. Madar concluded by saying, "We continue to pursue new brands for both our European and U.S.-based operations and are hopeful that additional agreements will be consummated in 2012."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc, S.T. Dupont and Boucheron.  Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Lane Bryant brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2010 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Contact at Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com